Exhibit 10.12

CHANGE IN CONTROL AGREEMENT
This CHANGE IN CONTROL AGREEMENT, dated as of _______________, 20___ (this “Agreement”), is made by and between The Hain Celestial Group, Inc., a Delaware corporation having its principal offices at 1111 Marcus Avenue, Lake Success, NY 11042 (the “Company”), and ____________________ (the “Executive”).
WHEREAS, the Company considers it essential to the best interest of its stockholders to foster the continued employment of key executive management personnel; and
WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly-held corporations, the possibility of a Change in Control (as defined below) of the Company exists from time to time and that such possibility, and the uncertainty, instability and questions which it may raise for and among key executive management personnel, may result in the premature departure or significant distraction of such management personnel to the material detriment of the Company and its stockholders; and
WHEREAS, the Board has determined that appropriate steps should be taken to reinforce, focus and encourage the continued attention and dedication of key members of the executive management of the Company and its subsidiaries, including the Executive, to their assigned duties without distraction in the face of potentially disturbing or unsettling circumstances arising from the possibility of a Change in Control of the Company.
NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:
1. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:
1.1 “Base Salary” means the Executive’s annualized base salary as in effect from time to time. As of the date of this Agreement, the Executive’s Base Salary is $__________.
1.2 “Cause” means the following grounds for termination of employment:

a.	The Executive is convicted of a felony or enters a plea of guilty or nolo contendere with respect thereto;

b.
The Executive’s continuous failure to substantially perform the Executive’s reasonably assigned duties for the Company or any subsidiary (other than a failure resulting from the Executive’s incapacity due to physical or mental illness), which failure has continued for a period of at least thirty (30) days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to the Executive specifying the manner in which the Executive has failed substantially to perform;

c.	The Executive engages in actual or attempted theft or embezzlement of Company assets;

d.	The Executive engages in conduct that is materially harmful to the public reputation of the Company or any subsidiary, other than conduct required by law or regulation;

e.	The Executive engages in any act of dishonesty, fraud, or immoral or disreputable conduct;

f.
The Executive engages in willful misconduct in the performance of the Executive’s duties, or materially violates any Company policy or code of conduct (including, without limitation, with respect to harassment); or

g.
The Executive materially breaches any covenant or condition of the Executive’s employment agreement or offer letter with the Company or any other agreement between the parties including without limitation any agreement containing provisions relating to confidentiality, assignment of inventions, non-competition, non-solicitation / non-interference, or non-disparagement, or breaches the Executive’s fiduciary duty to the Company or any subsidiary.

1.3 “Change in Control” means:

a.
The acquisition by any person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, of fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (“Voting Stock”); provided, however, that for purposes of this clause a., the following acquisitions shall not constitute a Change in Control: (i) any issuance of Voting Stock of the Company directly from the Company that is approved by the Incumbent Board (as defined below), (ii) any acquisition by the Company of Voting Stock of the Company or (iii) any acquisition of Voting Stock of the Company by any person pursuant to a Business Combination (as defined below) that complies with clauses (i), (ii) and (iii) of clause c. below; or

b.
during any period of one year beginning on or after the date hereof, individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board (a “Director”) subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

c.
consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, (ii) no person (other than the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

d.	the stockholders of the Company approve the sale or disposition by the Company (other than to a subsidiary of the Company) of all or substantially all of the assets of the Company.
With respect to any payment that is “nonqualified deferred compensation” as defined under Section 409A, it is the intent of the Company that the definition of “Change in Control” satisfies, and be interpreted in a manner that satisfies, the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). If the definition of “Change in Control” would otherwise frustrate or conflict with the intent expressed above, that definition to the extent possible shall be interpreted and deemed amended so as to avoid such conflict.
1.4 “Company” means The Hain Celestial Group, Inc. and any successor to its business and/or assets which assumes (either expressly, by operation of law or otherwise) and/or agrees to perform this Agreement by operation of law or otherwise (except in determining, under Section 1.3 hereof, whether or not any Change in Control of the Company has occurred in connection with such succession).

1.5 “Good Reason” means the occurrence (without the Executive’s prior express written consent) of any one of the following acts, or failures to act:

a.
the assignment to the Executive of any duties or responsibilities materially inconsistent with the Executive’s position, or a material diminution in the Executive’s position, duties, authority or responsibilities; provided that Good Reason shall not exist under this clause if such material diminution in duties and responsibilities occurs after the Executive has provided notice of the Executive’s intention to terminate the Executive’s employment, or is as a result of any disposition or sale of any subsidiary or business of the Company;

b.	a material reduction in the Executive’s Base Salary as in effect on the date of this Agreement or as the same may be increased from time to time;

c.
the relocation of the Company’s principal executive offices to a location more than fifty (50) miles from its location on the date of this Agreement (or, if different, more than fifty (50) miles from where such offices are located immediately prior to such change); and/or

d.	any failure by the Company to comply with any of the material provisions of the Executive’s employment agreement or offer letter with the Company.
For purposes of this Agreement, the Executive shall not have Good Reason for termination unless (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason condition within sixty (60) days of such occurrence; (iii) the Company fails to cure the condition during the period of thirty (30) days following such notice (the “Cure Period”); and (iv) the Executive terminates the Executive’s employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
1.6 “Target Award” means the target amount of the Executive’s annual incentive award under annual incentive plans to be adopted by the Compensation Committee of the Board. As of the date of this Agreement, the Executive’s Target Award is an amount equal to ___% of the Executive’s Base Salary.
2. Change in Control Severance.
2.1 Severance. If a Change in Control occurs during the Term and, during the period commencing on the date of the Change in Control and ending twelve (12) months following the date of the Change in Control, the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall receive cash severance (the “Change in Control Severance”) in an amount equal to ___ times the sum of the Executive’s Base Salary plus the Executive’s Target Award, which shall be paid in equal installments over a ___-year period in accordance with the Company’s regular payroll schedule, with the first payment being made on the sixtieth (60) day after the termination of the Executive’s employment.
2.2 Release; Section 409A; No Offset or Duty to Mitigate. The Change in Control Severance shall in all respects be conditioned on (i) the Executive executing within twenty-one (21) days of termination (or forty-five (45) days to the extent required by applicable law) and not revoking a written release in a form provided by the Company releasing the Company from any and all claims with respect to all matters arising out of or related to the Executive’s employment by the Company or the termination of the Executive’s employment (the “Release”), which Release will not release the Executive’s right to severance or to indemnification against third party claims, or the Executive’s rights as a shareholder of the Company, and will not increase the scope or duration of any post-employment restrictions on the Executive’s activities, (ii) the Executive’s compliance with the terms of the Release, including any return of property, non-disparagement, and confidentiality provisions, and (iii) the Executive’s continued compliance with the Executive’s obligations under any continuing provisions in the Executive’s employment agreement or offer letter with the Company or any other agreement between the parties, in each case relating to confidentiality, assignment of inventions, non-competition, non-solicitation / non-interference, or non-disparagement. In no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment of the Change in Control Severance, and if a payment that is “nonqualified deferred compensation” as defined under Section 409A is subject to execution of the Release and could be made in more than one taxable year, payment shall be made in the later taxable year. If the Executive is considered a “specified employee” (as defined under Section 409A) and payment of any amounts under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated postponed amounts shall be paid in a lump-sum payment within five (5) days after the end of the six (6) month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts postponed on account of Section 409A shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death. The Executive’s rights to the Change in Control Severance under this Agreement will not be subject to offset by compensation from other sources or a duty on the Executive’s part to mitigate or seek other employment.
2.3 Other Agreements, Policies or Arrangements. In the event the Executive becomes entitled to receive the Change in Control Severance, the payment to the Executive of such Change in Control Severance shall be in lieu of, and not in addition to, any severance payable to the Executive under the terms of any other employment agreement, offer letter, or other agreement with the Company, or any Company severance plan, policy, program, or arrangement. Except as provided in the preceding sentence, this Agreement is not intended to and shall not modify or supersede any such employment agreement, offer letter, or other agreement or arrangement between the Executive and the Company in effect from time to time. This Agreement is not intended to and shall not modify or supersede the provisions of any equity award agreement between the Company and the Executive; the treatment of the Executive’s equity awards upon a Change in Control shall be governed by the applicable equity award agreements.

3. Term of this Agreement. This Agreement shall commence on the date hereof and shall continue in effect initially for a period of three (3) years (the “Initial Term”). The term of this Agreement shall automatically be extended for additional one (1) year periods (each, a “Renewal Term,” and together with the Initial Term, the “Term”) if the Executive has remained continuously employed through the last day of the Initial Term or Renewal Term, unless the Company provides written notice to the Executive at least six (6) months prior to the end of the Initial Term or Renewal Term of the Company’s intent not to extend the Term. Additionally, if a Change in Control occurs during the Term while the Executive remains employed with the Company, then this Agreement shall continue in effect for a period of twelve (12) months following the date of the Change in Control, to determine whether an event occurs during such twelve (12) month period that entitles the Executive to the Change in Control Severance.
4. Successors; Binding Agreement.
4.1 Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
4.2 Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, and heirs. If the Executive shall die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
5. Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, or via a nationally recognized overnight courier, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company:
The Hain Celestial Group, Inc.
1111 Marcus Avenue
Lake Success, New York 11042
Attention: Chief Human Resources Officer
To the Executive:

The Executive’s home address most recently on file in the Company’s records
6. Arbitration. To the fullest extent permitted by applicable law, any disputes arising out of or related to this Agreement shall be settled solely and exclusively by binding arbitration in Nassau County, New York. Such arbitration shall be conducted before a single impartial arbitrator jointly selected by the Executive and the Company and shall be administered by JAMS pursuant to its employment arbitration rules then in effect (the “Rules”). In any arbitration, any and all claims shall be arbitrated only on an individual basis, and not on a class, collective, or multiple-party basis. The Executive and the Company expressly waive any right to arbitrate as a class representative, as a class member, or in a collective action, and there shall be no joinder or consolidation of parties. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this Section 6 shall be construed as (i) precluding the bringing of an action for injunctive relief or other equitable relief in the United States District Court for the Eastern District of New York or any state court located in Nassau County or (ii) compelling arbitration of claims that, by applicable law, cannot be compelled to arbitration, in which event such claims shall be brought exclusively in the United States District Court for the Eastern District of New York or any state court located in Nassau County. The arbitrator will be required to administer the arbitration pursuant to the Rules and issue an award, in writing, within thirty (30) days of the arbitration hearing, which award must contain a summary of the issues in controversy, and a description of the award issued. The arbitrator may not modify or change this Agreement in any way, but may award damages, and/or other relief, only to the extent then permitted under applicable federal, state or local statutes. Any controversy over whether a dispute is an arbitrable dispute or as to the scope, validity, interpretation or enforceability of this Section 6 with respect to such arbitration shall be determined by the arbitrator, and not by a court or any other governmental body. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court of competent jurisdiction. Unless otherwise prohibited or required by law, any arbitration proceeding (including the nature and substance of all claims, defenses, information, materials, discovery, witness testimony, motions, and post-hearing submissions) shall be strictly confidential and such proceeding shall be identified to JAMS as a confidential proceeding. Each party shall pay the fees of its attorneys, the expenses of its witnesses, and any other costs and expenses that the party incurs in connection with the arbitration; provided that an arbitrator may award attorneys’ fees to the prevailing party, if the arbitrator determines in its sole discretion that such an award is equitable. All other costs of the arbitration, including the fees of the arbitrator and administrative fees, shall be paid by the Company; provided that the Executive shall be responsible for paying any JAMS initiation/filing fee with respect to any claims initiated by the Executive.
7. Section 409A. This Agreement is intended to comply with or otherwise be exempt from Section 409A and its corresponding regulations, to the extent applicable, and shall be so construed. Notwithstanding anything in this Agreement to the contrary, payments of “nonqualified deferred compensation” subject to Section 409A may only be made under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable.

For purposes of Section 409A, all payments of “nonqualified deferred compensation” subject to Section 409A to be made upon the termination of the Executive’s employment under this Agreement may only be made upon a “separation from service” under Section 409A. Each payment made under this Agreement, including each installment of Change in Control Severance, shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Executive, directly or indirectly, designate the calendar year of payment with respect to any amount that is “nonqualified deferred compensation” subject to Section 409A. Nothing herein shall be construed as having modified the time and form of payment of any amounts or payments of “nonqualified deferred compensation” within the meaning of Section 409A that were otherwise payable pursuant to the terms of any agreement between the Company and the Executive in effect prior to the date of this Agreement.
8. Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments provided or to be provided by the Company to the Executive pursuant to the terms of this Agreement or otherwise (the “Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and, but for this Section 8, would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (or any successor provision thereto), or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.
a. Any such reduction shall be made in accordance with Section 409A and the following:
(i) the Covered Payments consisting of cash severance benefits that do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first, in reverse chronological order;
(ii) all other Covered Payments consisting of cash payments, and Covered Payments consisting of accelerated vesting of equity based awards to which Treas. Reg. § 1.280G-1 Q/A-24(c) does not apply, and that in either case do not constitute nonqualified deferred compensation subject to Section 409A, shall be reduced second, in reverse chronological order;
(iii) all Covered Payments consisting of cash payments that constitute nonqualified deferred compensation subject to Section 409A shall be reduced third, in reverse chronological order; and

(iv) all Covered Payments consisting of accelerated vesting of equity-based awards to which Treas. Reg. § 1.280G-1 Q/A-24(c) applies shall be the last Covered Payments to be reduced.
b. Any determination required under this Section 8 shall be made in writing in good faith by an independent accounting firm selected by the Company (the “Accountants”). The Company and the Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8. For purposes of making the calculations and determinations required by this Section 8, the Accountants may rely on reasonable, good-faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Internal Revenue Code of 1986, as amended. The Accountants’ determinations shall be final and binding on the Company and the Executive. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 8.
c. It is possible that after the determinations and selections made pursuant to this Section 8 the Executive will receive Covered Payments that are in the aggregate more than the amount intended or required to be provided after application of this Section 8 (“Overpayment”) or less than the amount intended or required to be provided after application of this Section 8 (“Underpayment”).
(i) In the event that: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive that the Accountants believe has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then the Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended) from the date of the Executive’s receipt of the Overpayment until the date of repayment.
(ii) In the event that: (A) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of the Executive together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended) from the date the amount should have otherwise been paid to the Executive until the payment date.
9. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, approved by the Compensation Committee of the Board, and signed by the Executive and an authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement, and this Agreement supersedes any prior agreements between the Company and the Executive relating to the subject matter hereof. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The rights and obligations of the Company and the Executive under this Agreement shall survive the expiration of the Term.
10. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law provisions thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

THE HAIN CELESTIAL GROUP, INC.

By:
Name:
Title:

[Executive Name]

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